Exhibit 10.3
TERMS FOR 2010 OPTION QUARTERLY, ANNUAL GRANTS
STOCK OPTION TERMS
FOR A NON-QUALIFIED STOCK OPTION (NQSO)
UNDER THE MERCK SHARP & DOHME CORP. 2007 INCENTIVE STOCK PLAN
SCHERING-PLOUGH 2006 STOCK INCENTIVE PLAN
This is a summary of the terms applicable to the stock option specified on this document. Different terms may apply to any prior or future stock option.

Grant Type:	NQSO-
Option Price:
Grant Date:
Expiration Date:

Vesting Date	Portion that Vests
.....	First 33.333%
.....	Second 33.333%
.....	Balance
I. GENERAL INFORMATION
This stock option becomes exercisable in equal installments (subject to rounding process) on the Vesting Dates indicated in the accompanying box. This stock option expires on its Expiration Date, which is the day before the tenth anniversary of the Grant Date. If your employment with the Company is terminated, your right to exercise this stock option will be determined according to the terms in Section II.
Eligibility: Eligibility for grants is determined under the Merck Sharp & Dohme Corp. 2007 Incentive Stock Plan for employees of Merck Sharp & Dohme Corp. and its subsidiaries (“Legacy Merck Employees”) if designated by the Committee. Eligibility for grants is determined under the Schering-Plough 2006 Stock Incentive Plan for employees of Schering Corporation and its subsidiaries (“Legacy Schering Employees”) if designated by the Committee.
II. TERMINATION OF EMPLOYMENT
A. General Rule. If your employment is terminated for any reason other than those specified in the following paragraphs, the portion of this stock option that is unvested will expire on the date your employment ends; the portion of this stock option that is vested will expire on the day before the same date of the third month after your employment ends, but in no event later than the original Expiration Date.
B. Retirement. If you retire from service with the Company on a date that is at least six months later than the Grant Date, this stock option will continue to become exercisable on applicable Vesting Dates and will expire on the earlier of (a) the day before the fifth anniversary of the Grant Date or (b) its original Expiration Date. For participants in a U.S.-based tax-qualified defined benefit retirement plan, “retire” means to terminate employment at a time that qualifies as a disability, early, normal or late retirement according to the terms of that plan as in effect from time to time. For other grantees, “retire” is determined by the Company.
C. Involuntary Termination. If your employment is terminated by the Company and the Company determines that such termination was involuntary, including the result of a restructuring or job elimination, but excluding non-performance of your duties and the reasons listed under paragraphs B or D through G, the portion of this stock option that is unvested will expire on the date your employment ends; the portion of this stock option that is vested will expire on the day before the one year anniversary of the date your employment ends, but in no event later than the original Expiration Date.
D. Sale. If your employment is terminated and the Company determines that such termination resulted from the sale of your subsidiary, division or joint venture, the portion of this stock option that would have become exercisable within one year of the date your employment terminated according to the original schedule will vest immediately upon such termination. Whether already vested on the date your employment terminates or vested as a result of such sale, this stock option will expire the day before the first anniversary of the date your employment with the Company ends, but in no event later than the original Expiration Date. Notwithstanding the foregoing, the Compensation and Benefits Committee of the Board of Directors of Merck & Co., Inc., may determine, for purposes of this stock option grant, whether employment with an entity that is established from the Company’s spin off, split off, split up or distribution of equity securities in connection with that entity constitutes a termination of employment, and may make adjustments, if any, as it deems appropriate, at the time of the distribution of such equity securities, in the kind and/or number of shares subject to this option, and/or in the option price of such option.
E. Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this stock option (whether vested or unvested) will expire immediately upon your receipt of notice of such termination.
F. Death. If your employment terminates as a result of your death, the portion of this stock option that is unvested will vest immediately upon your death. Whether already vested on the date of your death or vested as a result of your death, this stock option will expire on the day before the first anniversary of your death, even if such date is later than the Original Expiration date. This stock option will expire on such earlier date than otherwise specified in this paragraph as may be required under applicable non-U.S. law (e.g., in France, six months from the date of death).
G. Disability. If your employment is terminated and the Company determines that such termination resulted from inability to perform the material duties of your role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in your death, whether or not you are eligible for disability benefits from any applicable disability program, then this stock option will continue to become exercisable on applicable Vesting Dates and will expire on the earlier of (a) the day before the fifth anniversary of the day your employment terminates and (b) its original Expiration Date
H. Change in Control. If the Company involuntarily terminates your employment without Cause before the second anniversary of the closing of a change in control, each unvested Stock Option that is outstanding immediately prior to the change in control will immediately become fully vested and exercisable. All options, including options vested prior to such time, will expire on the day before the fifth anniversary of the termination of your employment following a change in control (but not beyond the Expiration Date). This extended exercise period does not apply in the case of termination by reasons of retirement, involuntary termination, sale, misconduct, death or disability, as described in paragraphs B, D, E, F & G above or termination prior to a change in control. If this stock option does not remain outstanding following the change in control and is not converted into a successor stock option, then you will be entitled to receive cash for this option in an amount at least equal to the difference between the price paid to stockholders in the change in control and the Option Price of this stock option. A “change in control” has the same meaning that it has under the Merck & Co., Inc. Change in Control Separation Benefits Plan (excluding an MSD Change in Control).

I. Joint Venture. Employment with a joint venture or other entity in which the Company has determined that it has a significant business or ownership interest (a “JV”) is not considered termination of employment for purposes of this stock option. If you transfer employment from the Company to a JV or from a JV to the Company, such employment must be approved by, and contiguous with employment by, the Company or the JV. The terms set out in paragraphs A through H above apply to this stock option while the option holder is employed by the JV.
III. TRANSFERABILITY
This stock option is not transferable and may not be assigned or otherwise transferred except, under specific terms, by executives who hold or who retired within the prior 12 months from a Grade 1 or Section 16 position.
For Legacy Merck Employees this stock option is subject to the provisions of the 2007 Incentive Stock Plan and the Rules and Regulations thereunder. For further information regarding your stock options, you may access the Merck Stock Option homepage at http://humres.merck.com/stockoptions, which includes links to the Prospectus for the 2007 Incentive Stock Plan and the Company’s Annual Report and Proxy Statement.
For Legacy Schering employees, this option is subject to the provisions of the 2006 Stock Incentive Plan. For further information, https://e-hr.schp.com/S-PeWorld/s-pehr/comp/stockGrant.asp

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